Exhibit 10.4

Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey 07008

August 23, 2005

Mr. John T. Standley
2849 Myrtle Drive
Mechanicsburg, PA 17055

Award Agreement

Dear Mr. Standley:

Pursuant to and subject to the terms and conditions set forth in this award agreement (“Award Agreement”), Pathmark Stores, Inc. (the “Company”) hereby grants you effective as of the Effective Date an award of restricted stock (“Award”) consisting of the number of restricted shares of Common Stock set forth below.  Terms not defined in this Award Agreement, but defined in the Employment Agreement dated August 23, 2005, between you and the Company (the “Employment Agreement”), shall have the meaning set forth in the Employment Agreement.

1.                                       Award.  Your Award shall consist of 500,000 shares of Common Stock (the “Award Shares”), which shall be subject to the forfeiture and transfer restrictions set forth in this Award Agreement.  The Award is granted without the approval of the Company’s stockholders in reliance on Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) and shall not be subject to the Company’s 2000 Employee Equity Plan.  Except as otherwise expressly provided herein, you shall possess all incidents of ownership of the Award Shares granted hereunder.

2.                                       Vesting.  Subject to the other terms and conditions of the Award Agreement and your continued employment with the Company on the applicable vesting date, your Award Shares shall vest and the restrictions under the Award shall lapse as to (a) 41,850 shares on the three-month anniversary of the Effective Date and (b) 458,150 shares in eleven, equal quarterly installments of 41,650 shares commencing on the six-month anniversary of the Effective Date.

3.                                       Termination of Employment; Change in Control.

(a)                                  In the event that your employment with the Company is terminated by reason of your Involuntary Termination, your Award shall be considered fully vested and, to the extent previously unvested, the restrictions shall lapse in full.  Upon termination of your employment for any reason other than your Involuntary Termination, the unvested portion of your Award shall be forfeited, except that, in the event of your death or Disability, you shall vest pro rata in the portion of the Award Shares that are scheduled to vest on the last day of the vesting quarter in which your employment ends as a result of your death or Disability.

(b)                                 In the event of a Change in Control, your Award shall become fully vested immediately prior thereto.

(c)                                  In the event of a transaction described in clause (vii) of the definition of Good Reason in the Employment Agreement (whether or not Yucaipa has a controlling interest within the meaning of such clause), your Award shall become fully vested immediately prior to such transaction.

4.                                       Compliance with Securities Laws.

(a)                                  The sale or disposition of Award Shares must comply with all applicable laws and regulations governing your Award, and such shares may not be sold or disposed of if the Company reasonably determines in good faith that it would not be in material compliance with such laws and regulations.

(b)                                 The Company represents and warrants to you that on or prior to the Effective Date all actions necessary to exempt the grant of your Award under Rule 16b-3(d) under the Exchange Act have been taken by the Company.

5.                                       Transferability.  Award Shares are not transferable by you prior to the lapsing of restrictions on the applicable Award Shares otherwise than (i) to or from a Permitted Transferee, (ii) to a designated beneficiary upon death or (iii) by will or the laws of descent and distribution.  No other assignment or transfer of all or any part of the Award Shares, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever and no assignment or transfer of all or any part of the Award Shares to a Permitted Transferee shall be given effect unless such Permitted Transferee acknowledges in a writing satisfactory to the Company that the applicable Award Shares remains subject to the provisions of this Award Agreement and the Employment Agreement.  For purposes of this Award Agreement, “Permitted Transferee” shall mean (i) any member of your immediate family and (ii) any living trust or other entity established by your or any Permitted Transferee for estate planning purposes.  By way of clarification, transfers of the Award Shares shall be permitted from any Permitted Transferee to you or between Permitted Transferees.

6.                                       Not a Service Contract.  Your Award is not an employment or service contract, and nothing therein shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment.  In addition, nothing herein shall obligate you or the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or its subsidiaries.

7.                                       Withholding.  You may satisfy any applicable tax withholding obligation relating to the vesting of your Award by any of the following means or by a combination of such means:  (a) tendering a cash payment; (b) authorizing the Company to sell shares subject to your

Award (but no more than the minimum required withholding liability); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

8.                                       Notices.  Any notices in connection herewith shall be given in the manner contemplated under the Employment Agreement.

9.                                       Employment Agreement.  Your Award is subject to and conditional in all respects on the effectiveness of the Employment Agreement and shall be void ab initio and without force and effect in the event that any condition to such effectiveness is not met.  In the event of any conflict between the provisions of this Award Agreement and those of the Employment Agreement, the provisions of this Award Agreement shall control.

10.                                 Governing Law.  The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such state.

11.                                 Section 409A.  Your Award is intended not to provide for a “deferral of compensation” within the meaning of Section 409A, and this Award Agreement shall be interpreted consistent with such intent.  If any provision of this Award Agreement causes your Award to be subject to the requirements of Section 409A, or could otherwise cause you to be subject to tax or the interest and penalties under Section 409A, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A and the Company agrees to modify such provisions in such manner.

Please indicate your acceptance of the foregoing by signing and dating where indicated below.

Sincerely,

/s/ James L. Moody, Jr.

James L. Moody, Jr.
Chairman of the Board of Directors

Acknowledged and Agreed as of this 23rd day of August 2005.

/s/ John T. Standley
John T. Standley